UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.

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On June 3, 2019, Progenics Pharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) disclosing a letter its Board of Directors is mailing to the Company’s shareholders in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders, scheduled for July 11, 2019.

The full text of the Press Release follows:

Progenics Pharmaceuticals Mails Letter to Shareholders

Asks Shareholders to Vote “FOR” All the Company’s Qualified Directors on the WHITE Proxy Card

NEW YORK, June 3, 2019 -- Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) (“Progenics” or the “Company”), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, today mailed a letter to shareholders in connection with its upcoming 2019 Annual Meeting (“Annual Meeting”) scheduled for July 11, 2019. Shareholders of record as of the close of business on May 13, 2019 are eligible to vote at the Annual Meeting.

The letter details the significant progress the Company is making to advance its pipeline, its committed and experienced Board of Directors that is overseeing its strategy execution, why Velan’s withhold campaign is disruptive and the steps we believe Velan has taken to avoid engaging with Progenics in good-faith to reach a mutually agreeable outcome.

The Progenics Board of Directors unanimously recommends that shareholders vote “FOR” all of Progenics’ highly qualified and engaged directors on the WHITE proxy card today.

The full text of the letter follows:

ACT TODAY - VOTE THE WHITE PROXY CARD

FOR ALL PROGENICS’ HIGHLY QUALIFIED & EXPERIENCED DIRECTOR CANDIDATES

June 3, 2019

Dear Fellow Shareholder:

Your Board of Directors and management team are committed to enhancing the value of your investment in Progenics, and we continue to make substantial progress in developing and commercializing innovative targeted medicines and artificial intelligence to find, fight and follow cancer. Over the past year, we have achieved significant milestones across our pipeline, including initiating the commercial launch of AZEDRA and moving PyL into a pivotal Phase 3 trial that in just a few months, if successful, will support a New Drug Application filing next year. Additionally, our management team has moved 1095 into a Phase 2 study with the potential to move into Phase 3 with positive Phase 2 data. We are confident these actions will result in increased shareholder value.

We are mindful that the composition of our Board and management team must include skill sets that will enable us to continue to develop and commercialize our pipeline and ultimately drive value for our shareholders, including through successful patient outcomes. This is why, over the past several years, your Board has added new directors and three C-level executives who bring dynamic industry-specific experience that will assist us in meeting and surpassing critical radiopharmaceutical supply chain requirements and commercialization milestones. We welcome and include feedback from our shareholders as we continue our focus on Board and management team optimization.

At our 2019 Annual Meeting of Shareholders, scheduled for July 11, 2019, you will be asked to make an important decision regarding your support of your Board and the future of your investment in Progenics. Velan Capital, L.P., an investment firm, is attempting, with a group of other hedge funds, to derail our significant progress and ultimately gain control of your Board. Velan initially attempted to replace six of your Board’s seven directors, but failed to submit timely and valid director nominations. Your Board nonetheless spent many hours interviewing and considering each of Velan’s hand-picked director nominees.

After careful deliberation, we unanimously determined not to add Velan’s nominees to the Board as they do not possess the unique backgrounds in radiopharmaceutical commercialization and supply chain management that our Company needs during its current phase of growth. The multi-step process of on-boarding a treatment such as AZEDRA is complex and highly-customized and requires specific know-how and relevant experience to ensure it is done correctly. Your Board members have the specialized expertise and experience to guide Progenics as it navigates this multifaceted process. Neither Velan nor its group members or the directors with whom they tried to gain control over Progenics have this experience.

We also learned during extensive conversations with Velan that it and its group members’ past activities in other pharmaceutical businesses involved questionable business practices, such as reported price gouging.1 Based on our decades of experience in this industry, and including recent criticism of pharmaceutical companies by national politicians, we strongly believe that any association with these practices would be concerning to physicians, patients and payers, and potentially be used against our Company in the court of public opinion, undoing our positive work to establish fair pricing for AZEDRA and ultimately harming our business.

Your Board therefore concluded that Velan’s nominees, in addition to not possessing the necessary expertise, did not meet the high standards of integrity and commitment to best-in-class Environmental, Social and Governance principles that we require of all of our directors. These principles are woven into the fabric of Progenics and we take them into account in every determination we make regarding the composition of our Board.

RATHER THAN WORKING TOWARDS A CONSTRUCTIVE SETTLEMENT, VELAN IS NOW RUNNING A CAMPAIGN TO DISRUPT OUR PROGRESS

Your Board made several attempts to reach an agreeable solution with Velan, including an offer to involve Velan in the Board’s refreshment process and other ongoing initiatives at Progenics. Velan declined our settlement proposals and has not even responded to the last one we made. Instead of working towards a constructive settlement, Velan is now running a campaign against the election of two of our Board members – Peter Crowley, Chair of the Board, and Michael Kishbauch, Chair of the Nominating and Corporate Governance Committee – as well as asking shareholders to abstain from voting for the election of director Mark Baker, who is also your CEO.

1 https://www.bloomberg.com/news/articles/2016-11-02/buy-and-flip-booms-in-drugs-market-as-private-equity-moves-in

Messrs. Crowley and Kishbauch are instrumental to the Board and its effective oversight of the Company. Mr. Crowley brings extensive financial and investment banking experience in the healthcare industry, which is critical to Progenics as we commercialize AZEDRA and continue to raise capital to advance our product pipeline. Mr. Kishbauch has held a variety of senior management positions in the life sciences industry and has extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience – qualities that are more important than ever at this point in the Company’s trajectory. The repercussions of not having these two directors serving on the Board at this time would in our view be detrimental and lasting.

Importantly, Mr. Baker has been driving the Company’s strategy that has been approved by your Board and leading the Company forward to its next phase of growth and development. Abstaining from voting to support Mr. Baker at this juncture would harm the progress Progenics has been making and has the potential to slow down the positive pipeline advancements that are under way.

We believe that shareholders should also call into question Velan’s judgment for targeting these three directors given the invaluable director and executive leadership experiences each brings to your Board – experiences that are critical to driving the success of Progenics and the value of your investment.

We have no doubt that Velan will target the remainder of your Board as soon as it can, trying to replace them with the same unqualified nominees whom we found to be unsuited to steward your investment in Progenics. Make no mistake: Velan’s ultimate goal is full control of your Board.

Your vote is very important. We encourage you to protect Progenics and send a clear message by voting “FOR” ALL of the Company’s director candidates listed on the enclosed WHITE proxy card.

PROGENICS IS A LEADER IN DEVELOPING INNOVATIVE CANCER TREATMENTS AND TECHNOLOGIES AND IS MAKING SUBSTANTIAL PROGRESS ADVANCING ITS PIPELINE

We are a company dedicated to developing lifesaving treatments and technologies that help guide physicians and cure patients with cancer.

We have advanced two products, AZEDRA and RELISTOR, through the rigorous and challenging approval processes inherent in our industry through FDA approval and launch. In addition, Progenics is advancing several key late-stage PSMA-targeted programs that, if approved by the FDA, would create additional revenue opportunities and establish a commercial presence in the growing prostate cancer market. These include PyL, the Company’s prostate cancer imaging agent; 1095, a radiotherapeutic for the treatment of prostate cancer; and a portfolio of digital technologies.

We are achieving significant progress in advancing life-saving treatments for cancer. Our management team has the right plan and measurable milestones in place to successfully commercialize our products to generate long-term value for shareholders:

●

AZEDRA’s U.S. Commercial Launch is Under Way and Progressing Well. The commercial launch of AZEDRA, the first and only approved therapy in the United States that addresses the dual goals of treating advanced or metastatic pheochromocytoma and paraganglioma, is under way, and we are making progress in key areas. We have 22 treatment requests from patients and 12 centers around the United Sates that are ready to treat patients. Working through this complex process takes time, but our dedicated team has the expertise necessary to launch AZEDRA successfully. As such, we expect there will be revenue from AZEDRA in the second quarter of this year.

●

Phase 2 Trial of 1095 Has Been Initiated. Given its promising attributes, we have taken actions to focus on 1095 and recently initiated a Phase 2 trial. Assuming positive interim data in 2020, management expects to immediately commence a Phase 3 study, after discussions with the FDA. We are confident that 1095 has a broader application with stronger indications in a more commercially appealing market than its main competitor.

●

PyL Shows Excellent Potential to Transform Prostate Cancer Imaging, a Large Commercial Market Opportunity. There is a large commercial market for prostate cancer imaging. Progenics has nearly completed its Phase 3 trial of PyL, which is enrolling ahead of schedule. The encouraging data underscore the broad potential PyL could have to treat prostate cancer. We are pleased that our PyL European partner, Curium, is spearheading development and commercialization of PyL in Europe, to drive significant sales of PyL in Europe.

●

We are the Leading Company in Using Artificial Intelligence (AI) in Prostate Cancer. We believe AI will transform prostate cancer imaging and therapy, both of which represent large commercial market opportunities. With our acquisition of EXINI, a leader in the development of advanced artificial intelligence-based imaging analysis tools and other technologies, our AI efforts will break even this year and will continue to generate significant revenues in the future. Additionally, KOLs believe AI will be an integral tool in clinical practice, and we believe it is a strategic complement to PyL and will ultimately boost commercial adoption by providing key differentiation, including improvement in accuracy and reduction in costs.

In addition, we recently announced a partnership agreement with ROTOP Pharmaka GmbH, a leading radiopharmaceuticals company focused on diagnostics and therapeutics. As part of the partnership, ROTOP will develop and commercialize 1404 in Europe, expanding the global reach of our PSMA-targeted prostate cancer portfolio and creating a path forward for 1404 in an important market.

PROGENICS IS DISCIPLINED IN ITS APPROACH TO
INVESTING IN ITS PEOPLE AND FACILITIES

Progenics is committed to maintaining an efficient cost structure and executing a prudent capital allocation strategy. Our SG&A expenses have been lower than first product launches of comparable peers. Notably, by relocating our offices to One World Trade Center in New York City, we were able to lower our facility costs by more than 50% and receive tax benefits because our business is now located in the area affected by the September 11 attacks.

Progenics is focused on accretive strategic investments and recently acquired the AZEDRA facility in Somerset, New Jersey, enhancing our internal manufacturing capabilities. In addition to serving as the launch facility for AZEDRA, the new Somerset facility will also provide manufacturing support for our development-stage radiopharmaceuticals, including 1095. As a part of the acquisition, we also secured the long-term supply of iodine, necessary for the production of both AZEDRA and 1095. These steps better position Progenics to fully integrate our operations and increase alignment with our commercial launch initiatives.

YOUR BOARD IS ACTING WITH URGENCY AND
CONTINUES TO TAKE DECISIVE ACTION TO PROPEL PROGENICS FORWARD

Under guidance from your Board, we are confident Progenics is taking a leading role in the race to find treatments that help guide physicians and cure patients. We at Progenics are always mindful of the importance of our work, and measure our success not only in dollars and cents, but also in invaluable lives saved.

We believe that the Company’s directors – Peter J. Crowley, Mark R. Baker, Bradley L. Campbell, Karen J. Ferrante, Michael D. Kishbauch, David A. Scheinberg and Nicole S. Williams – have been integral to the successful execution of Progenics’ strategy and are committed to enhancing value for all shareholders. With the Board’s oversight, we have invested significant time and resources to be in a position to take advantage of the market opportunities before us and produce sustainable returns for our shareholders into the future.

Progenics has a diverse, experienced and independent Board that benefits from a breadth of skills and expertise to effectively oversee management. Six of our seven directors are independent, including the chairman; two are women; and all Board committees are composed entirely of independent directors. All of our directors are proven leaders who have demonstrated integrity and ethics in their professional lives and who bring expansive drug development, commercialization, operational and financial experience from across the pharmaceutical industry as well as public company leadership and board experience.

Importantly, each director brings experience in commercial-stage oncology/pharmaceuticals and each has been either a senior executive or director of highly regarded companies engaged in pharmaceutical research, development and commercialization. We are confident your Board has the right expertise and is best positioned to hold management accountable and guide the Company for long-term success.

Your Board evaluates its governance policies on an ongoing basis to ensure all directors are held accountable all year round and to all shareholders, remaining fully aligned with their interests. The Company’s directors take their duties seriously and will continue to work to enhance shareholder value.

VOTE THE ENCLOSED WHITE PROXY CARD “FOR” ALL OF PROGENICS’

QUALIFIED DIRECTOR NOMINEES

Together with our management team, our Board has played an important role in the successful development and execution of our strategic business plan. We strongly believe that we have the right Board and right strategy in place to shape the future of Progenics as we continue to build value for you, our shareholders.

We hope we can count on your support and encourage you to vote on the WHITE proxy card and “FOR” all Progenics’ nominees at the upcoming 2019 Annual Meeting.

Sincerely,

The Progenics Board of Directors

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agent for prostate cancer (PyL™); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies Inc.

Forward Looking Statements

This letter contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this letter as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this letter. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

Important Additional Information and Where to Find It

Progenics has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. Progenics’ shareholders are strongly encouraged to read the definitive proxy statement (including any amendments or supplements thereto) and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of Progenics’ 2019 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Progenics with the SEC in connection with its 2019 Annual Meeting of Shareholders when they become available and for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge in the Investors section of Progenics’ website at www.progenics.com.

Certain Information Regarding Participants

Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from shareholders in connection with Progenics’ 2019 Annual Meeting of Shareholders. Information regarding these participants, including their respective direct or indirect interests by security holdings or otherwise, is set forth in the definitive proxy statement for Progenics’ 2019 Annual Meeting of Shareholders, which can be obtained free of charge from the sources indicated above.

Investor Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

Additional Investor Contact

Bob Marese / David Whissel

MacKenzie Partners, Inc.

(212) 929-5500

Media Contact

Michael Freitag / James Golden / Clayton Erwin

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449